EXHIBIT 10

2005 LONG-TERM INCENTIVE PLAN
NONQUALIFIED STOCK OPTION AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of this [            ] day of [            ] 20[ ] between Campbell Soup Company (the “Company”) and [NAME] (the “Optionee”).
WHEREAS, the Company desires to award the Optionee Non-Qualified Stock Options to purchase shares of Common Stock of the Company under the Campbell Soup Company’s 2005 Long-Term Incentive Plan (the “Plan”).
NOW, THEREFORE, for valuable consideration, the Company and the Optionee, each intending to be legally bound hereby, agree as follows:
1. Option Grant. The Company hereby grants to the Optionee, as of the Date of Grant, the right and option (this “Option”) to purchase the number of shares of the Company’s Common Stock (the “Shares”) for the exercise price per share (the “Exercise Price”), all as set forth below. Such Option shall vest and terminate according to the vesting schedule and term information described below. All terms of this Stock Option Grant Agreement shall be subject to the terms and conditions of the 2005 Long-Term Incentive Plan:

Date of Grant:
Number of Options:
Type of Option:	Non-Qualified Stock Option
Exercise Price:
Term of Option:	10 Years from Date of Grant
2. Vesting Schedule. Subject to the terms of this Agreement and the Plan and provided that the Optionee remains continuously employed throughout the vesting periods, this Option shall vest and become exercisable upon the each of the first three (3) anniversaries of the Grant Date (each a “Vesting Date”), as set forth below:

Vesting Date	Cumulative Number of Option Shares

3. Option Payment. Payment of the option price shall be made in U.S. dollars or in the capital stock of the Company valued at its fair market value (in accordance with Section 5.4 of the Plan), or a combination of such capital stock and cash.
4. Incorporation of Plan. All terms, definitions, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. The Optionee hereby acknowledges that a copy of the Plan has been delivered to the Optionee and accepts this Option subject to all terms and provisions of the Plan. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail. The construction of and decisions under the Plan and this Agreement are vested in the Committee, whose determinations will be final, conclusive and binding upon the Optionee. All capitalized terms used herein shall have the meanings given to such terms in the Plan.
5. Termination of Employment. If the Optionee’s employment is terminated, (i) any part of the Option that is unvested as of such termination date shall remain unvested and shall terminate as of such date, and (ii) the Optionee shall have the right for one (1) year after the date of such Termination of Employment or until the Option expires, whichever is earlier, to exercise only that portion of the Option that has become vested as of the date of such Termination of Employment, and thereafter the Option shall terminate and cease to be exercisable, except as provided in below:

(a)	Termination of Employment for Cause. The portion, if any, of the Option that remains unexercised shall terminate and become null and void if the Optionee’s employment is terminated for Cause.

(b)
Voluntary Termination of Employment by Optionee.    Upon a voluntary Termination of Employment by Optionee, (i) any part of the Option that is unvested as of such termination date shall remain unvested and shall terminate as of such date, and (ii) the Optionee shall have the right for three (3) months after the date of such Termination of Employment or until the Option expires, whichever is earlier, to exercise only that portion of the Option that has become vested as of the date of such Termination of Employment, and thereafter the Option shall terminate and cease to be exercisable.

(c)
Retirement, Total Disability, or Death After Six Months Following the Grant Date. If the Optionee’s employment is terminated after at least six (6) months have elapsed following the Grant Date: (i) as the result of the Optionee’s Retirement, Total Disability or death; or (ii) by the Company for reasons other than Cause and the Optionee is Retirement Eligible, (i) any part of the Option that was originally scheduled to vest will continue to vest, and (ii) the Optionee or a person who acquired the right to exercise the Option by inheritance or by the laws of descent and distribution shall have the right until the Option ceases to be exercisable to exercise the Option.

A.	For purposes of this Agreement, the following terms shall have the meanings set forth below:

1)
“Retirement” or “Retirement Eligible” means the Optionee terminates, or is eligible to terminate, employment with the Company or its subsidiaries after attaining 55 years of age with at least 5 Years of Service on or prior to the date of termination.

2)
“Years of Service” means the total number of years of continuous employment rendered as a regular employee of the Company and all its wholly-owned subsidiaries and affiliates since the employee’s most recent date of hire, plus any prior service included under the Company’s service bridging policy.

3)	“Total Disability” means “Total Disability” as that term is defined under a Company-sponsored long-term disability plan from which the Optionee is receiving disability benefits.
6.  Tax Withholding. Delivery of the Common Shares purchased upon exercise of this Option will be reduced by the amount equal to the applicable federal, state and local income taxes and other amounts required to be withheld (the “Withholding Taxes”) in connection with such exercise. Subject to the limitations of applicable law, the Company will have the power and the right to deduct or withhold, or require the Optionee to remit to the Company, the minimum statutory amount to satisfy the Withholding Taxes with respect to any taxable event arising as a result of this Agreement.
7. Limitation on Transfer. The Option may not be sold, pledged, hypothecated, or transferred in any manner other than by will or by the laws of descent and distribution and may be exercised during the lifetime of Optionee only by Optionee. The terms of the Option shall be binding upon the executors, administrators, heirs, successors and assigns of Optionee.
8. No Compensation Deferrals. Neither the Plan nor this Agreement is intended to provide for an elective deferral of compensation that would be subject to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended from time to time. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Agreement to ensure that no awards (including without limitation, this Option) become subject to Section 409A.
9. Enforcement of Agreement. In the event that any provision of this Agreement is deemed by a court to be broader than permitted by applicable law, then such provision shall be reformed so that it is enforceable to the fullest extent permitted by applicable law. If any provision of this Agreement shall be declared by a court to be invalid or unenforceable to any extent, the validity or enforceability of the remaining provisions of this Agreement shall not be affected. Each party irrevocably agrees that any legal proceeding arising out of, or relating to the subject matter of, this Agreement shall be brought in the Superior Court of New Jersey in Camden County or the United States District Court of New Jersey, Camden Vicinage. Each party irrevocably consents to such jurisdiction and venue.
10. Survival. This Agreement shall survive the termination of Optionee’s employment for any reason.
11. Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof, merging any and all prior agreements.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Date of Grant.

CAMPBELL SOUP COMPANY

By:
Optionee’s Signature		Corporate Secretary

Optionee’s Name (printed)